KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

Exhibit 28j(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Asset Allocation Fund:

We consent to the use of our report dated January 23, 2012, with respect to the financial statements of the Federated Asset Allocation Fund (formerly, Federated Stock and Bond Fund), as of November 30, 2011, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statement of additional information.

Boston, Massachusetts

January 23, 2012

KPMG LLP is a Delaware limited liability partnership,